Exhibit 99.1

Recent developments

Credit Agreement Amendment

In connection with the offering of the notes, we are seeking to amend our credit and guarantee agreement, dated as of December 8, 2016 (as amended, amended and restated, modified, or otherwise supplemented from time to time, (the “Existing Credit Agreement”) to, among other things, (i) extend the maturity of all or a portion of our existing $1,500 million revolving credit facility by approximately three years, (ii) extend the maturity of all or a portion of our $673 million term loan A facility by approximately three years and (iii) make certain other changes to the covenants and other provisions therein.